Exhibit 10.1

AMENDED AND RESTATED

SEPARATION AGREEMENT AND RELEASE

THIS AMENDED AND RESTATED SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by Kal Raman (hereinafter referred to as “Employee”) and drugstore.com, its parent, affiliates, subsidiaries, officers, directors, and managers (hereinafter referred to as “drugstore.com” or “Employer”) on the date set forth on the signature lines below, and amends and restates the Separation Agreement and Release entered into on August 17, 2004. The effective date of this Agreement is June 14, 2004.

RECITALS

WHEREAS, Employee has been employed by the Company as the Chief Executive Officer and President; and

WHEREAS, the Employee wishes to cease acting as the Chief Executive Officer and President, effective June 10, 2004; but has agreed to assist the Company until June 14, 2004 to facilitate a smooth transition of this termination (the “Transition Period”); and

WHEREAS, the parties wish to clarify and resolve any disputes that may exist between the Employee and drugstore.com arising out of his employment relationship; and

WHEREAS, the Employee is hereby advised of his right to consult an attorney prior to signing this Agreement. Employee has either consulted an attorney of his choice or voluntarily elected not to consult legal counsel, and understands that he is waiving all potential claims against the Company arising prior to the effective date of this Agreement and relating to his employment in any way; and

WHEREAS, Employee acknowledges that he enters into this Agreement knowingly and voluntarily without coercion or duress from any source. Employee has had a reasonable time in which to consider whether he wished to sign this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1. EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

The Company and Employee acknowledge and agree that Employee’s employment with the Company and its affiliates will terminate effective June 14, 2004; provided however that Employee will be available to assist the Acting CEO or Chairman as appropriate at mutually agreeable times following the Transition Period. Employee understands and agrees that this termination is effective with respect to all positions he holds with the Company and any of its affiliates.

2. BENEFITS FROM EMPLOYER

As consideration for the release of claims set forth below and other obligations under this Agreement:

drugstore.com hereby accelerates vesting of options to purchase a total of 91,428 shares (“Option Shares”) with an exercise price of $2.41 that would otherwise have become exercisable after June 10, 2004 and before June 10, 2005 under the Stock Option Agreement between the Company and Employee dated February 8, 2002 (the “Option Agreement”) so that such options will become exercisable on the day this Agreement becomes irrevocable by the Employee. The Company shall allow Employee to exercise the Option Shares until June 10, 2005. All other vested option grants shall remain exercisable for three months following Employee’s termination of employment.

drugstore.com agrees to pay Employee severance equal to $200,000, to be paid on a bi-weekly basis between June 14 and December 14, 2004, reduced by applicable tax withholding and paid in accordance with the Company’s payroll schedule and practices.

drugstore.com has paid its portion of the medical and dental benefits insurance premium that Employee has been receiving as an employee of drugstore.com through June 30, 2004. In addition, if Employee elects to continue coverage under COBRA, and in exchange for the promises contained in paragraph six below, drugstore.com will, through December 31, 2004 pay that portion of Employee’s COBRA premium that corresponds to the same level of medical and dental benefits insurance coverage paid for by drugstore.com as of the date of Employee’s termination. Employee understands that Employee has the obligation to formally elect COBRA coverage if such coverage is desired and that drugstore.com may, at its discretion, reimburse Employee for COBRA payments or make COBRA payments directly on behalf of the Employee. A Copy of the COBRA election paperwork will be provided to Otto Klein, Esquire at Summit Law Group, 315 5th Ave. South, Suite 1000, Seattle, Wn, 98104.

Employee acknowledges that, to the extent he has gathered inside information regarding drugstore.com or any of its customers, suppliers, strategic partners, or entities with which drugstore.com may be negotiating a major transaction such as an acquisition, investment or sale, during the course of his employment or otherwise, Federal and state laws may prohibit Employee from buying, selling or making other transfers of securities. These laws also prohibit persons with material nonpublic information from disclosing this information to others who then trade (or, in some cases, are likely to trade) on the information. In addition, Employee acknowledges that his obligation to file Forms 4 continues after his employment terminates.

Employee also acknowledges that except as specifically set forth above, he will no longer be eligible for other Company provided benefits including the flexible spending account, 401(k) plan, vacation and sick pay accrual and future stock option grants.

3. VALID CONSIDERATION

Employee and drugstore.com agree that the offer of severance pay and benefits by drugstore.com to Employee described in the preceding paragraph is not required by drugstore.com’s policies or procedures or by any pre-existing contractual obligation of drugstore.com or by any statute, regulation or ordinance, and is offered by drugstore.com solely as consideration for this Agreement. In the event Employee fails to abide by the terms of this Agreement, drugstore.com may elect, at its option and without waiver of other rights or remedies it may have, not to pay or provide any unpaid severance payments or benefits, and to seek to recover previously paid severance pay.

4. STOCK OPTIONS

Employee acknowledges and agrees that, with the exception of the Option Shares no shares will vest after June 10, 2004.

5. REAFFIRMATION OF CONFIDENTIALITY AND INVENTIONS AGREEMENT

Employee expressly reaffirms and incorporates herein as part of this Agreement the Confidentiality and Inventions Agreement, which Employee signed as part of his employment with drugstore.com, a copy of which is attached hereto as Exhibit A, which shall remain in full effect. It is agreed that the non-competition provisions of Exhibit A are limited to an e-commerce company whose primary business is in health, beauty, personal care, vision or pharmacy. In addition, Employee agrees that for the one-year period commencing on June 14, 2004, the last day of Employee’s employment with drugstore.com, with the exception of Kris Srinivasan, Employee will not hire, and will not assist any other person in hiring, any individual who is an employee of drugstore.com on June 14, 2004 in order to have that individual perform services for any business for which Employee is also providing services.

6. RELEASE OF CLAIMS

Employee’s release of Claims. Employee expressly waives any claims against drugstore.com (including, for purposes of this paragraph 6, all parents, affiliates, subsidiaries, officers, directors, stockholders, managers, employees, agents, investors, and representatives, predecessors and successors) and further releases drugstore.com (including its parents, affiliates, subsidiaries, officers, directors, stockholders, managers, employees, agents, investors, and representatives, predecessors and successors) from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to Employee’s employment with drugstore.com or the ending of that relationship. This release includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options, or damages of any kind whatsoever, claims arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on drugstore.com’s right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Washington Law Against Discrimination, or any other legal limitation on or regulation of the employment relationship. Employee agrees to indemnify and hold drugstore.com harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, reasonable attorneys’ fees incurred by drugstore.com arising out of any breach of this Agreement by Employee or resulting from any representation made herein by Employee that was false when made. Notwithstanding any other provision of this Agreement to the contrary, this waiver and release shall not apply to any claims by either party arising under that certain Indemnification Agreement between Employee and drugstore.com, and which is reaffirmed and incorporated herein as part of this Agreement.

Employee represents that Employee has not filed any complaints, charges or lawsuits against drugstore.com with any governmental agency or any court, and agrees that Employee will not initiate, assist or encourage any such actions, except as required by law. Employee further agrees that if a commission, agency, or court assumes jurisdiction of such claim, complaint or charge against drugstore.com on behalf of Employee, Employee will request the commission, agency or court to withdraw from the matter. This clause does not prohibit employee from enforcing the terms of this Agreement.

Employee represents and warrants that he is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

Company’s Release of Claims. Company (defined, for purposes of this Section, as drugstore.com, inc., its predecessor and successor corporations, and its officers, directors, employees, investors, shareholders, agents, administrators, and assigns), hereby fully and forever releases Employee from any claim or cause of action arising prior to the effective date of this Agreement, whether known or unknown, suspected or unsuspected, that Company may possess arising from any omissions, acts or facts that have occurred through June 14, 2004 with the exception of claims for fraud or embezzlement, which are not subject to this release.

Company represents and warrants that it has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

7. NO ADMISSION OF WRONGDOING

This Agreement shall not be construed as an admission by either party of any wrongful act, unlawful discrimination, or breach of contract. Employer specifically disclaims any liability to or discrimination against Employee or any other person.

8. NONDISPARAGEMENT

Employee agrees to refrain from making any derogatory or disparaging comments to the press or any individual or entity regarding drugstore.com’s business or related activities or the relationship between the parties. The Company will not make any derogatory or disparaging comments about Employee in any press release or other comments made publicly available. Although the Company’s policy with respect to references and employment verification is to only confirm whether or not an employee was employed and the dates of employment, Peter Neupert shall be allowed to provide more specific reference information about Employee. In addition, Employee may request of the General Counsel that others be allowed to provide more specific reference information.

9. RETURN OF PROPERTY

Employee confirms that Employee has or will immediately upon returning from his trip to India, return to Employer all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and passkeys, Card Keys, or related physical or electronic access devices, and any and all other property received from Employer or any of its current or former employees or generated by Employee in the course of employment.

10. BREACH OR DEFAULT

Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

11. SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law. If any one or more of the provisions of this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity, subject or for any other reason, it will be construed by limiting it and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears in order to carry out the intent of the provision to the greatest extent possible.

12. ENTIRE AGREEMENT

This Agreement sets forth the entire understanding between Employee and drugstore.com and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with drugstore.com and the employment relationship. Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by any representative of drugstore.com concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.

13. GOVERNING LAW

This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction in the State of Washington.

14. KNOWING AND VOLUNTARY AGREEMENT

Employee represents and agrees that Employee has read this Agreement, understands its terms and the fact that this Agreement releases any claims that Employee might have against Employer. Further, Employee understands that Employee has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and enters into this Agreement without duress or coercion from any source.

IN WITNESS WHEREOF, the parties have executed this Agreement.

drugstore.com		Kal Raman

/s/ Alesia Pinney		/s/ Kal Raman
By:	Alesia Pinney
Its:	VP/General Counsel

Dated: 9/17/04		Dated: 9/17/04